HINSBROOK BANCSHARES, INC.
1992 EMPLOYEE STOCK OPTION PLAN
AS AMENDED AS OF JULY 1, 1994
     I. Purpose.
          The purpose of the Hinsbrook Bancshares, Inc. Employee Stock Option Plan is to promote the growth and profitability of Hinsbrook Bancshares, Inc. (the “Corporation”) and to provide officers, directors and key employees of the Corporation and Hinsbrook Bank & Trust with an incentive to achieve long-term corporate objectives, to attract and retain key employees of outstanding competence and to provide such persons with an equity interest in the Corporation.
          This Plan is the successor plan to the 1988 Hinsbrook Bank & Trust Employee Stock Option Plan. It is the intention of the Corporation to provide the same terms and conditions for Options previously granted by the Bank.
     II. Definitions.
          The following terms shall have the meanings shown:
          2.1 “Board of Directors” shall mean the Board of Directors of the Corporation.
          2.2 “Committee” shall mean the Stock Option Committee designated by the Board of Directors. If no Stock Option Committee is designated, the “Committee” shall mean the Board of Directors.
          2.3 “Capital Stock” shall mean the $ l.00 par value capital stock of the Corporation.
          2.4 “Options” shall mean the options to purchase Capital Stock granted pursuant to this Plan.
          2.5 “Plan” shall mean the Hinsbrook Bancshares, Inc. Employee Stock Option Plan.

     III. General.
          3.1 Administration.
               (a) The Plan shall be administered by the Committee.
               (b) The Committee shall have the authority, in its sole discretion, from time to time: (i) to grant Options provided in the Plan; (ii) to prescribe such limitations, restrictions and conditions upon any such Options as the Committee shall deem appropriate; and (iii) to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan and to make all other determinations and to take all other action necessary or advisable for the implementation and administration of the Plan. A majority of the Committee shall constitute a quorum and the action of a majority of members of the Committee present at any meeting at which a quorum is present, or action unanimously adopted in writing without a meeting, shall be the action of the Committee.
               (c) All such actions shall be final, conclusive and binding upon the participating employee. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan.
          3.2 Participation. The Committee may grant Options under the Plan to any director, officer or key employee of the Corporation. In granting such awards and determining their form and amount, the Committee shall give consideration to the functions and responsibilities of the optionee, his potential contributions to profitability and sound growth of the Corporation and such other factors as the Committee may deem relevant.
     IV. Option Terms and Conditions.
          The grant of an Option shall be evidenced by a written Option Agreement in a form approved by the Committee. Such Option shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, which the Committee may deem appropriate.
          4.1 Exercise Period. The term of each Option shall be for such period as the Committee shall determine, but for not more than ten years from the date of grant thereof. Notwithstanding the foregoing, the Committee may provide in the instrument evidencing an Option for the lapse of the Option prior to the expiration of the option period on the occurrence of any event specified by the Committee. Except as provided below, no Option may be exercised more than three months after an optionee terminates his employment with the Corporation. If termination of employment results from death or if death occurs within three months of termination of employment, an Option may be exercised at any time within six months after the date of death, but only if and to the extent the optionee was entitled to exercise the Option at the date of death.
          4.2 Option Price. The option price per share for the Capital Stock covered by any Option shall be determined by the Committee.
          4.3 Exercise of Options. An Option may be exercised from time to time by written notice by the optionee to the Committee of his intent to exercise the Option with respect to a specified number of shares. The specified number of shares will be issued and transferred to the optionee on receipt by the Cashier of the Corporation of (a) such notice, (b) payment for such shares, and (c) such other items or documentation as the Committee shall reasonably request of the optionee.
          4.4 Payment of Purchase Price on Exercise. Each Option Agreement shall provide that the purchase price for the shares with respect to which an Option is exercised shall be paid to the Corporation at the time of exercise in cash.
     V. Aggregate Limitation on Shares of Common Stock.
          Shares of Capital Stock which may be issued pursuant to Options granted under the Plan shall be limited to the number of shares authorized for such purpose by the Corporation’s Charter as amended from time to time. The number of shares of Capital Stock originally reserved for issuance under the Plan shall not exceed 75,000 shares, subject to adjustments pursuant to paragraph 6.8. Any shares of Capital Stock subject to an Option which for any reason either terminates unexercised or expires unexercised shall again be available for issuance under the Plan.
     VI. Miscellaneous.
          6.1 General Restriction. Any Option granted under this Plan shall be subject to the requirement that, if at any time the Committee shall determine that any listing or registration of the shares of Capital Stock or any consent or approval of any governmental body or any other agreement or consent is necessary or desirable as a condition of the granting of an Option or issuance of Capital Stock on exercise of an Option, such grant or issuance may not be consummated unless such requirement is satisfied in a manner acceptable to the Committee.

          6.2 Nonassignability. No Option granted under this Plan may be assigned or transferred by the optionee, except by will or by the laws of descent and distribution. During the life of the recipient, any Option shall be exercisable only by such individual.
          6.3 Withholding Taxes. Whenever the Corporation proposes or is required to issue or transfer shares of Capital Stock under this Plan, the Corporation shall have the right to require the participant to remit to the Corporation an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate for such shares.
          6.4 Investment Representation. Each Option Agreement may provide, upon demand by the Committee, that the optionee or recipient shall deliver to the Committee, at the time of any exercise of any Option, a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the optionee or such other person to purchase any shares.
          6.5 No Right to Employment. Nothing in this Plan or in any agreement entered into pursuant to it shall confer upon any participant the right to continue in the employment of the Corporation or affect any right which the Corporation may have to terminate the employment of such participant.
          6.6 Nonuniform Determinations. The Committee’s determinations under this Plan (including, without limitation, its determinations of the persons to receive Options) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under this Plan, whether or not such persons are similarly situated.
          6.7 No Rights as Stockholders. Recipients of Options under this Plan shall have no rights as stockholders of the Corporation with respect thereto unless and until certificates for shares of Capital Stock are issued to them.
          6.8 Adjustments of Stock. If a change occurs in the outstanding Capital Stock of the Corporation due to any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or any similar transaction, the Committee shall appropriately adjust the number of shares of Capital Stock which may be issued under this Plan, the number of shares of Capital Stock subject to Options theretofore granted under this Plan, the option price of such Options and any and all other adjustments deemed appropriate by the

Committee to prevent substantial dilution or enlargement of the rights granted to an optionee.
          6.9 Amendment or Termination of This Plan. The Committee, without approval of the stockholders but with the approval of the Board of Directors, may at any time terminate this Plan or any part thereof and may from time to time amend this Plan as it may deem advisable. The termination or amendment of this Plan shall not, without the consent of the participant, affect such participant’s rights under Options previously granted.
     VII. Effective Date of the Plan.
          The effective date of the Plan shall be July 1, 1992.

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